Exhibit 99.1

The Marygold Companies Secures Private Placement

to Finance Next-Stage Rollout Initiatives for Recently Developed Fintech Product

-Company Enters Note Purchase Agreement for up to $6.56 Million-

SAN CLEMENTE, Calif., September 24, 2024—The Marygold Companies, Inc. (“TMC” or the “Company”) (NYSE American: MGLD), a diversified global holding firm, today announced it has secured $4.38 million in funding as part of a $6.56 million total private placement with an institutional investment firm, through the sale of the Company’s secured promissory note.

Net proceeds will be used exclusively to implement next-stage initiatives for the Company’s Marygold & Co. project, including initial marketing of its recently developed fintech app., a digital platform alternative to traditional banking that enables users to spend, invest and save.

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“As part of our strategic plan to develop and test the viability of the platform, we invested more than $15 million over the past five years from cash and profits internally generated by our operating subsidiaries,” said Nicholas Gerber, TMC’s chief executive officer. “With the critical development and initial testing phase now successfully behind us, we are pleased to have attracted external funding for the rollout stage, which we believe attests to the uniqueness of the app and the long-term potential of its commercial success.

“The app was soft-launched in the U.S. in 2023 by our Denver-based subsidiary, Marygold & Co., and plans are underway for further U.S. market penetration. Through our Marygold & Co. (UK) subsidiary, we recently acquired two UK-based investment advisory firms with established client bases that we believe will provide a solid marketing foundation when we introduce the app in the U.K. later this year,” Gerber added.

The app, which features a digital wallet as well as a physical debit card, is akin to having a fully secured, private banking experience on a cell phone to manage finances anywhere, anytime, with no banking fees or minimums. It allows users to organize finances, while helping them save for personal financial goals. It is currently available in the U.S. at no cost in both Apple and Google app stores for iOS and Android devices. Additional features include unlimited money pool investing, with customized portfolios and user-selected time-based objectives; PayAnyone™ capability, authorizing users to send payments to anyone in the U.S., regardless of whether they have a Marygold & Co. account; contactless payment options; and more.

Maxim Group LLC served as exclusive agent for the private placement. Funding for the second portion is anticipated for January 2025, subject to satisfaction of certain conditions, with expected proceeds to TMC before expenses of approximately $2.0 million. A full description of the terms and conditions of the transaction, as well as the exhibits filed therewith, can be found in the Company’s Current Report on Form 8-K, filed today with the SEC and available at www.sec.gov.

Securities associated with the private placement have not been registered under the Securities Act of 1933, as amended, and may not be resold in the U.S., except pursuant to an effective registration statement with the U.S. Securities and Exchange Commission, or an exemption from registration under the Securities Act and any applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of associated securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Marygold & Co. and Marygold & Co. (UK)

Marygold & Co., https://marygoldandco.com/, headquartered in Denver, Colo., is a wholly owned TMC subsidiary established in 2019 to explore opportunities in the financial technology sector. Marygold & Co. (UK) Limited, https://marygoldandco.uk/, also a wholly owned TMC subsidiary, was established in the U.K. 2021 and operates through two U.K.-based investment advisory business units: Tiger Financial & Asset Management Limited (“Tiger”), acquired in 2022, http://www.tfam.co.uk/, and Step-By-Step Financial Planners, acquired in 2024, https://www.sbsfp.co.uk/, that manage clients’ financial wealth across a diverse product range.

About The Marygold Companies, Inc.

The Marygold Companies was founded in 1996 and repositioned as a global holding firm in 2015. The Company currently has operating subsidiaries in financial services, food manufacturing, printing, security systems and beauty products, under the trade names USCF Investments, Marygold & Co., Tiger Financial & Asset Management Limited, Step-By-Step Financial Planners, Gourmet Foods, Printstock Products, Brigadier Security Systems and Original Sprout, respectively. Offices and manufacturing operations are in the U.S., New Zealand, U.K., and Canada. For more information, visit www.themarygoldcompanies.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may” “will,” “could,” “should” “believes,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements, including, but not limited to, introducing the Company’s mobile fintech app in the UK later this year and its long-term commercial success, involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results and, consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements and factors that may cause such differences include, without limitation, satisfaction of customary closing conditions related to the offering, the expected timing of the closing of the offering and the risks disclosed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and in the Company’s other filings with the Securities and Exchange Commission. The foregoing list of factors is not exclusive. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

Media and investors, for more Information, contact:

Roger S. Pondel

PondelWilkinson Inc.

310-279-5965

rpondel@pondel.com

Contact the Company:

David Neibert, Chief Operations Officer

949-429-5370

dneibert@themarygoldcompanies.com